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                                                                    EXHIBIT 10.2

                              SETTLEMENT AGREEMENT

This Settlement Agreement is made this 7th day of December, 1995, by and between the following parties:

Parties:

     PAN Environmental principals:

          a)   Ray Barner
          b)   Steven M. Waters
          c)   Jerry Cornwell
          d)   Dennis Brewer
          e)   John Young
          f)   George White
          g)   Mike Kaluza
          h)   Roaul L. Wheeler
          i)   Orland Howard
          j)   Curtis Howard
          k)   HJS Financial Services
          l)   Kartar Resources, Ltd.
          m)   Bristol, Ltd.

          All hereafter referred to an "PAN Principals."
          c/o PAN Environmental Corporation
          1424 SE 78th Way
          Renton, WA 98059

   Attn:  Jerry Cornwell, President
          PAN Environmental Corporation ("PAN")
          1424 S.E. 78th Way
          Renton, WA 98059

   Attn:  Douglas P. Chysik, President
          Maximum Resources, Inc. ("Maximum")
          P.O. Box 10349
          Vancouver, B.C. Canada V7Y 1G5

   Attn:  Clifford M. Johnston, Managing Member
          Jerry M. Durkis, Managing Member
          Valhalla Financial Group, L.L.C. ("Valhalla")
          6912 - 220th Street, S.W., Suite #102
          Mountlake Terrace, WA 98043

Whereas, Maximum through its proposed U.S. subsidiary, is willing to acquire
PAN on a reverse takeover, provided that at the time of takeover, PAN is clean and has no litigation, threatened or pending, no outstanding stock options, no outstanding employee benefit plans nor any outstanding debts of any kind, actual or contingent, and

Whereas, subsequent to the acquisitions, Maximum intends to conduct an extensive investor and corporate awareness relations campaign to market-makers, broker-dealers, existing investors and prospective investors, and


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WHEREAS, Valhalla has a consulting agreement with Maximum to obtain agreements from the appropriate parties to ensure that PAN is clean and has no threatened or pending litigation, no outstanding stock options, no employee benefit plans, nor outstanding debts of any kind, actual or contingent, and

WHEREAS, PAN is a U.S. 12(g) reporting public company, and

WHEREAS, PAN currently owes Stephen M. Roake (Roake) and Republic Bank C.F.B.O., Stephen M. Roake I.R.A. (Roake IRA) a judgment of $200,910.10 obtained March 10, 1995 which bears judgment interest at the rate of 25 percent per annum as a result of PAN defaulting on a $161,250 stock purchase agreement for 150,000 post split shares (450,000 shares pre-split), and

WHEREAS, PAN, excluding its debt to Stephen M. Roake, currently owes taxes and accounts payable owing of approximately U.S. $175,000.00, and

WHEREAS, Roake and Roake IRA also still own 150,000 post-split shares and have granted an option to Valhalla for U.S. $1.50 per share, the proceeds of which are to liquidate PAN's debt to Roake and Roake IRA which is agreed to be $225,000, and

WHEREAS, Raoul L. Wheeler ("Wheeler") owns 112,889 post-split shares and has granted an option to Valhalla for U.S. $0.50 per share, and

WHEREAS, Orland Howard ("Howard") owns 145,055 post-split shares and has granted an option to Valhalla for U.S. $0.50 per share, and

WHEREAS, Valhalla will use its best efforts to sell the stock underlying the above three stock options at a high enough price to liquidate the Roake/Roake IRA debt owed by PAN and to liquidate the taxes payable, notes payable, accounts payable debts owed by PAN, and

WHEREAS, PAN is not current in its compliance disclosures with Security and Exchange Commission, and

WHEREAS, PAN had intentions of obtaining a listing on NASDAQ's small cap listing service; however, due to the failure of Credit Lyonnaise to conclude its several million dollar financing agreement with PAN, the market for PAN's stock collapsed and PAN became insolvent, and

WHEREAS, the PAN principals are owed various accrued salaries, fees, commissions and remunerations by PAN and have various agreements with PAN for stock options, employee benefits, mergers and acquisitions among other things.

NOW, THEREFORE, for the mutual considerations contained herein, the parties agree as follows:

                                   AGREEMENT

1) Pan principals agree to accept and Maximum agrees to cause to be issued by PAN 800,000 shares (this figure to be reduced by certain itemized events: accounting, audits, tax returns, litigations, SEC compliance work, debt arbitration, etc., performed or contracted for by Valhalla or Maximum and has currently been reduced by 80,000 shares ($40,000 @ $0.50 per share) for such services to effectuate this potential reverse merger transaction) of PAN restricted common stock to PAN principals on a pro rata basis as to PAN schedule of stock option grants as of March 20, 1995 as in Schedule A, to be issued in these pro rata allotments over 4 month period as defined in Schedule B.


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                                   SCHEDULE A


                                                             Shares to be issued estimated
                              Stock Option                          at 720,000 shares
       Name                      Grants        Percentage     (800,000 - 80,000 reduction)
       ----                   ------------     ----------    -----------------------------
Mr. Ray Barner                   200,000          5.9426                 42,787
Mr. Steven M. Waters              81,818          2.4310                 17,503
Mr. Jerry Cornwell               564,242         16.7652                120,709
Mr. Dennis Brewer                514,242         15.2796                110,013
Mr. John Young                   150,000          4.4569                 32,090
Mr. George White                 100,000          2.9713                 21,393
Mr. Mike Kaluza                   50,000          1.4856                 10,696
Mr. Roaul Wheeler                172,283          5.1190                 36,857
Mr. Orland Howard                276,722          8.2222                 59,200
Mr. Curtis Howard                 45,000          1.3372                  9,628
HJS Financial Services           427,909         12.7144                 91,544
Kartar Resources, Ltd.           300,000          8.9138                 64,179
Bristol, Ltd.                    483,334         14.3612                103,401
                               ---------         -------                -------
      Total:                   3,365,550          100.00                720,000



                                   SCHEDULE B


Schedule A's restricted common stock to be issued in these pro rata allotments evenly (25% per month) over a four month period, with the first disbursement beginning at the effective date of the reverse takeover.

In the event that Maximum or Valhalla on behalf of Maximum subsequently finds itself defending itself from non-disclosure events or situation originating from previous corporate actions of PAN prior to the reverse takeover then Maximum on post reverse takeover basis shall reserve the right to again prorate down the base 720,000 common share aggregate amount in the amount of two shares for each $1.00 spent.

2. In exchange for the shares in Paragraph 1 above, PAN principals agree to give to give up all right, title and interest in any accrued salary, accrued employee benefits, whether separate or under an employee benefit plan, accrued commission or fees, accrued reimbursements, stock options, contracts, agreements or any other relationship due from or with PAN.

3. PAN principals have reviewed the three stock option agreements attached hereto, the excess proceeds from which are the only source of funds from which to pay PAN creditors and agree to use their best efforts to promote PAN to broker-dealers, market makers, existing shareholders and other investors.

4. In addition to the three stock option agreements in 3 above, PAN principals agree to grant an option to Valhalla to purchase their PAN shares, if any, for U.S. $0.50 per share, it being understood that all creditors must be paid and the excess proceeds from such option agreements are the only source to do so.


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5.   PAN principals agree to hold Maximum and/or Maximum's proposed U.S.
     subsidiary harmless from any creditor of PAN attempting to collect from Maximum or from Maximum's proposed U.S. subsidiary including debt, specific performance, attorney fees and costs and to reimburse Maximum or Maximum's proposed U.S. subsidiary for any attorney's fees, legal costs, or other expenses involved in Maximum's or Maximum's proposed U.S. subsidiary's legal defense against any such attempt by PAN creditors.

6. Notices. Any notices required or permitted to be given hereunder shall be sufficient if mailed, postage prepaid, to the respective parties at the addresses set forth above.

7. Construction. This agreement shall be construed and interpreted in accordance with the laws of the State of Washington.

8. Default. In the event of any default hereunder, the non-defaulting party shall be entitled to reimbursement of all costs including reasonable attorneys fees, incurred in enforcing this agreement, whether with or without suit and the venue of such action may be King County, Washington.

9. Further Assurances. At any time, and from time to time, after the execution hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

10. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties and their heirs, successors and assigns.

12. This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington.

In Witness Whereof, the parties have executed this agreement to be effective as of the day and year first above written.


PAN Environmental principals:

a)   Ray Barner          ____________________________

b)   Steven M. Waters    ____________________________

c)   Jerry Cornwell      ____________________________

d)   Dennis Brewer       ____________________________

e)   John Young          ____________________________

f)   George White        ____________________________

g)   Mike Kaluza         ____________________________

h)   Roaul L. Wheeler    ____________________________

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i)      Orland Howard
                                --------------------------------------

j)      Curtis Howard           /s/ CURTIS C. HOWARD
                                --------------------------------------

k)      HJS Financial Services
                                --------------------------------------

l)      Kartar Resources, Ltd.
                                --------------------------------------

m)      Bristol, Ltd.
                                --------------------------------------

Pan Environmental Corporation


---------------------------------------
Jerry Cornwell, President


Maximum Resources, Inc.


---------------------------------------
Douglas P. Chysik, President


Valhalla Financial Group, L.L.C. ("Valhalla")


---------------------------------------
Clifford M. Johnston, Managing Member



---------------------------------------
Jerry M. Durkis, Managing Member







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